EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 10th day of January, 2013, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as "Employer' and Shad Stastney, hereinafter referred to as the "Employee".

Recitals
The Employer is engaged in the business of developing and marketing healthcare technology and services, and desires the Employee as Chairman and Chief Executive Officer.

IT IS THEREFORE AGREED:

Term of Employment
The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on January 10, 2013.

Duties of Employee

Employee shall perform such duties as are consistent with the duties of Chairman and Chief Executive Officer, as approved by the Board of Directors of the Company. These duties include, but are not limited to:

Providing leadership to position the company at the forefront of the industry.

Developing and overseeing execution of a strategic plan to advance the company's mission and objectives and to maximize revenue, profitability and growth as an organization.

Oversee company operations to insure efficiency, quality, service, and cost-effective management of resources.

Reviewing activity reports and financial statements to determine progress and status in attaining objectives and revising objectives and plans in accordance with current conditions.

Updating and engaging company’s Board of Directors

Change in Duties
The principal duties of the Employee, as specified in above paragraph of this agreement (Duties of Employee), may be changed at any time by the mutual consent of the Employer and the Employee. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified

Enact of Disability
If the Employee at any time during the term of this Agreement should be unable to perform his duties under this Agreement because of personal injury, illness, or any other cause, the Employer may assign the Employee to other duties, and the compensation to be paid thereafter to the Employee shall be determined by the Employer in its sole discretion. If the Employee is unwilling to accept the modification in duties and compensation made by the Employer, or if the Employee's inability to perform is of such extent as to make a modification of duties hereunder not feasible, this Agreement shall terminate upon the completion of its term, with no renewal.

Place of Work
At the commencement of this employment, the Employee shall perform his duties at the office of the Employer located at 400 Water Street, Suite 200, Rochester, Ml 48307, or work at such other place or places as may be determined by the Employer to best meet the employee’s duties.

Engaging in Other Businesses

Employer recognizes that Employee is actively involved in other business as board member or advisor, and that therefore, the Employee shall devote the necessary time, ability, and attention to the business of the Employer as he and the Board of Directors mutually deem necessary to carry out duties.

Compensation
As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer:

a.	a salary of $175,000 per year, payable in semi-monthly installments in which such payment becomes due, prorated for any partial employment period. Such salary shall be accrued but deferred until the later of (i) January 1, 2014, and (ii) the date on which Vicis Capital Master Fund’s stake has been fully redeemed, at which time such accrued salary shall be payable, and such ongoing salary will be paid semi-monthly in cash.
b.	Options to acquire two million (2,000,000) shares of OPRX common stock at an exercise price per share of $1.00, with a term of 5 years, and with such other terms and conditions as are customary for executive stock options and consistent with the Company’s existing stock option grants. Such options shall be immediately vested, but shall not be exercisable until the later of (i) January 1, 2014, and (ii) the date on which Vicis Capital Master Fund’s stake has been fully redeemed.

Employee Benefit Plans
The Employee shall be entitled to participate in any qualified pension plan, qualified profit sharing plan, medical or dental reimbursement plan, group term life insurance plan, or any other employee benefit plan which is presently existing or which may be established in the future by the Employer. Such right to participation shall be in accordance with the terms of the particular plans involved.

Paid Vacations
The Employee shall immediately have an annual vacation leave of 4 weeks paid vacation. When your third year of service is completed an additional week of vacation will be added. The time for such vacation shall be selected by the Employee, but must be approved by the Employer.

Paid Holidays
Employee shall be entitled to full payment on each holiday of the 9 holidays as identified by the Employer. These are:

New Years Day
Memorial Day
Independence Day - 4th of July
Labor Day
Thanksgiving Day
Day after Thanksgiving
Christmas Eve
Christmas Day
(1) Floating Holiday

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Termination of Employment

The term of this agreement shall be one year, and shall be deemed to have automatically renewed for a second year unless the Board of Directors shall notify Employee of its intent not to renew at least 30 days prior to the end of the initial term. The Board of Directors can terminate Employment for any reason, with or without cause by giving Employee thirty (30) days’ notice in writing, and then paying severance consisting of 3 months’ salary plus one additional month salary for each year (or pro rated portion thereof) of completed service to the Company, in addition to all accrued vacation or personal days, and any unused or pro-rated Professional Development Leave.

COVENANTS

A. Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information
Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer's customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer.

To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by Employer.

B. Non-Solicitation Covenant

Employee agrees that for a period of one year following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer's success and that they have significant access to Employer's trade secrets and other confidential or proprietary information regarding Employer's customers or clients.

C. Non-Recruit Covenant

Employee agrees not to recruit any of Employer's employees for the purpose of any outside business either during or for a period of one year after Employee's tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D. Adherence to Employer’s Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all at the policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer's policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

Severance Pay
In the event of the termination of this Agreement prior to the completion of the term of the employment specified herein, the Employee shall be entitled to the compensation that would have been earned by him through the then-applicable termination date, including both cash and non-cash compensation.

Paid Sick Leave

The Employee shall be entitled to 3 days per year as sick leave with full pay.

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Business Expenses

The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses properly incurred during the performance of his duties.

Amendment and Waiver

Any provision of this Agreement may be altered or amended by a written document signed by both parties hereto setting forth such alteration or amendment without affecting the obligations the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provision or obligation under this Agreement.

Survival of Covenants
This Agreement shall be binding upon any successors or heirs or representatives of the parties hereto. The restrictive covenants and promises of the Employee contained in this Agreement shall survive any termination or rescission of this Agreement unless the Employer executes a written agreement specifically releasing the Employee from such covenants.

Governing Law

This Agreement is to be construed in accordance with the laws of the State of Michigan.

Construction

Throughout this Agreement, the use of the singular number shall be construed to include the plural, the plural the singular, and the use of any gender shall include all genders, whenever required by the context.

Obligation to Execute Documents

Each party to this Agreement shall, from time to time, upon request by the other Party, execute any additional documents which reasonably may be required to effectuate the purposes of this Agreement.

Severability
If any provision of this Agreement is held invalid by any tribunal in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element, and, as so modified, such provision shall be deemed a part of this Agreement- If if is not possible to modify any such provision to eliminate the invalid element, such provision shall be deemed eliminated from this Agreement. The invalidity of any provision of this Agreement shall not affect the force and effect of the remaining provisions.

Notices and Written Consents
Alt notices or written consents to be given hereunder by either party to the other may be affected either by personal delivery or by registered or certified mail, return receipt requested. When mailed, notices or written consents shall be addressed to the Parties at the addresses appearing above, unless a party has notified the other party of a change in address. Personal delivery to the Employer of any notice or written consent may be affected by Personal delivery to the Employee's immediate supervisor at his place of employment. Notice shall be considered communicated, and consent shall be considered given, as of the date it is actually received.

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Executed at 400 Water Street, Suite 200, Rochester, Michigan 48307 on the day and year first above written.

The Employer and Employee agree:

OptimizeRx Corporation:	Employee:
/s/ David Harrell	/s/ Shad Stastney
By: David Harrell on Behalf of Board	Shad Stastney

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